Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces Second Quarter 2015 Financial Results

ICT-107 Phase 3 Registration Trial to Begin Late Third Quarter or Early Fourth Quarter 2015; Stem-to-T-cell Program Advancing

Los Angeles, CA – August 6, 2015 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for the second quarter 2015.

“We are pleased with our progress year to date in advancing ICT-107 toward the start of the registrational phase 3 trial in patients with newly diagnosed glioblastoma, which is on track to begin enrolling patients in the late third quarter or early fourth quarter of this year. All of the critical components needed to get the ICT-107 phase 3 program up and running are coming into alignment. In addition, we have made significant progress advancing our Stem-to-T-cell program, with the goal of identifying product candidates for clinical testing. Our ICT-121 phase 1 trial continues to enroll patients with recurrent glioblastoma. We believe that we are on track to achieve our clinical, operational and financial goals, underscoring our confidence that 2015 will be a year of accomplishment and potential value creation for our company.”

For the quarter ended June 30, 2015, the Company reported a net loss of $3.2 million, or $0.03 per basic and diluted share, compared to a net loss of $2.2 million, or $0.04 per basic and diluted share for the quarter ended June 30, 2014. During the quarter ended June 30, 2015, the Company incurred $2.2 million in research and development expenses compared to $1.5 million in the same quarter of 2014. The increase reflects costs related to the ramp-up of the phase 3 trial of ICT-107, patient enrollment in the ICT-121 phase 1 trial and ramp-up of expenses related to the Company’s Stem-to-T-cell program. These expenses were partially offset by reductions in the ICT-107 phase 2 trial, which continued to wind down, and suspension of the Company’s ICT-140 ovarian cancer program.

For the six months ended June 30, 2015, the Company reported a net loss of $4.6 million, or $0.05 per basic and diluted share, compared to $5.4 million, or $0.09 per basic a diluted share during the same period in 2014. During the six months ended June 30, 2015, the Company incurred additional research and development expenses. Also, during the six months ended June 30, 2015, the Company recorded a gain of $2.0 million related to a reduction in the valuation of its derivative warrants compared to a revaluation charge of $200,000 in the same period of 2014.

The Company reported that cash used in operations during the six months ended June 30, 2015 was $6.9 million compared to $5.3 million during the same period of 2014. The increase in cash used in operations primarily reflects additional research and development expenses. Other expenses were consistent between periods. The Company expects that research and development expenses will continue to increase in future periods as it prepares for the phase 3 trial of ICT-107 and as it expands its Stem-to-T-cell program.

In February 2015, the Company raised net proceeds of $14.5 million from an underwritten public offering and as of June 30, 2015, had $30.9 million in cash.

Conference Call and Webcast Today

ImmunoCellular plans to hold a conference call and webcast today at 5:00 pm ET to discuss the first quarter 2015 financial results and business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL:	(877) 853-5636 (toll-free); international dial-in: (631) 291-4544; conference code 79781010.

WEBCAST:	Interested parties who wish to listen to the webcast should visit the Investor Relations section of ImmunoCellular’s website at www.imuc.com, under the Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase 2 trial of its lead product candidate, ICT-107, a dendritic cell-based immunotherapy targeting multiple tumor-associated antigens on glioblastoma stem cells. ImmunoCellular’s pipeline also includes: ICT-121, a dendritic cell immunotherapy targeting the CD133 antigen on stem cells in recurrent glioblastoma; ICT-140, a dendritic cell immunotherapy targeting antigens on ovarian cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer-killing T-cells.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding the development and commercialization of ICT-107, initiation of a phase 3 study of ICT-107, the advancement of the ICT-121 phase 1 trial, the development of our preclinical Stem-to-T-cell program and our ability to achieve our other clinical, operational and financial goals. These statements are based on ImmunoCellular’s current expectations and involve significant risks and uncertainties, including those described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES

Consolidated Condensed Balance Sheets

	6/30/2015
	(Unaudited)	12/31/2014
Cash	$30,907,953	$23,222,296
Other current assets	1,302,579	1,219,873
Non current assets	944,625	736,392

Total assets	$33,155,157	$25,178,561

Current liabilities	$821,566	$1,289,199
Warrant liability	2,894,871	597,719
Shareholders’ equity	29,438,720	23,291,643

	$33,155,157	$25,178,561

Consolidated Condensed Statement of Operations (Unaudited)

	3 months	3 months	6 months	6 months
	ended	ended	ended	ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Revenue	$0	$0	$0	$0
Research and development	2,236,817	1,460,044	4,235,436	3,159,804
Stock based compensation	224,135	128,548	429,964	312,650
General and administrative	926,637	838,232	1,823,309	1,703,634

Loss before other expenses	(3,387,589)	(2,426,824)	(6,488,709)	(5,176,088)
Interest income	5,653	3,150	8,910	6,504
Financing expense	0	(24,600)	(88,939)	(24,600)
Change in fair value of warrant liabilty	227,206	249,134	1,989,162	(166,933)

Net loss	($3,154,730)	($2,199,140)	($4,579,576)	($5,361,117)

Net loss per share, basic and diluted:	$(0.03)	$(0.04)	$(0.05)	$(0.09)